Code of Ethics

Most Recently Revised: September 28, 2022

Background

This Code of Ethics ("Code") has been adopted by PMV pursuant to Rule 17j-1 and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 ("Advisers Act"). PMV is a registered investment adviser with the U.S. Securities and Exchange Commission (SEC) under the Advisers Act. PMV serves as adviser to ETFs that are a series of Advisors’ Inner Circle Fund Trust (“AIC” or “Trust”). As such, PMV is subject to the AIC Trust Policies and Procedures which have been incorporated into this manual by reference.

Investment advisers are fiduciaries that owe their undivided loyalty to their clients. Investment advisers are trusted to represent clients’ interests in many matters, and advisers must hold themselves to the highest standard of fairness in all such matters.

This Code establishes rules of conduct for all employees of PMV and is designed to, among other things: govern personal securities trading activities in the accounts of employees, their immediate family/household accounts and accounts in which an employee has a beneficial interest. The Code is based upon the principle that PMV and its employees owe a fiduciary duty to PMV's clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the Firm and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

The Code is designed to ensure that the high ethical standards long maintained by PMV continue to be applied. The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct. The excellent name and reputation of our Company continues to be a direct reflection of the conduct of each employee.

Rule 204A-1 under the Advisers Act requires each registered investment adviser to adopt and implement a written code of ethics that contains provisions regarding:

1.	The adviser’s fiduciary duty to its clients;

2.	Compliance with all applicable Federal Securities Laws;

3.	Reporting and review of personal Securities transactions and holdings;

4.	Reporting of violations of the code; and

5.	The provision of the code to all supervised persons.

Risks

In developing these policies and procedures, PMV considered the material risks associated with administering the Code of Ethics. This analysis includes risks such as:

•	Supervised Persons do not understand the fiduciary duty that they, and PMV, owe to Clients;

•	Supervised Persons and/or PMV fail to identify and comply with all applicable Federal and State Securities Laws;

•	Supervised Persons do not report personal Securities transactions;

•	Supervised Persons trade personal accounts ahead of Client accounts;

•	Supervised Persons allocate profitable trades to personal accounts or unprofitable trades to Client accounts;

•	Violations of the Federal or State Securities Laws, the Code of Ethics, or the policies and procedures set forth in this Manual, are not reported to the CCO and/or appropriate supervisory personnel;

•	PMV does not provide its Code of Ethics and any amendments to all Supervised Persons; and

•	PMV does not retain Supervised Persons’ written acknowledgements that they received the Code of Ethics and any amendments.

PMV has established the following guidelines to mitigate these risks.

Policies and Procedures

Code of Conduct, Fiduciary Standards, and Compliance with the Federal and State Securities Laws

At all times, PMV and its Supervised Persons must comply with the spirit and the letter of the Federal and State Securities Laws and the rules governing the capital markets. The CCO administers the Code of Ethics (or the “Code”). All questions regarding the Code should be directed to the CCO. Supervised Persons must cooperate, to the fullest extent reasonably requested by the CCO, to enable (i) PMV to comply with all applicable Federal and State Securities Laws and (ii) the CCO to discharge his duties under the Manual.

All Supervised Persons will act with competence, dignity, integrity, and in an ethical manner, when dealing with Clients, the public, prospects, third-party service providers and fellow Supervised Persons. Supervised Persons must use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, trading, promoting PMV’s services, and engaging in other professional activities.

PMV expects all Supervised Persons to adhere to the highest standards with respect to any potential conflicts of interest with Clients. As a fiduciary, PMV must act in its Clients’ best interests. Neither PMV nor any Supervised Person should ever benefit at the expense of any Client. Notify the CCO promptly about any practice that creates, or gives the appearance of, a material conflict of interest.

Supervised Persons are generally expected to discuss any perceived risks or concerns about PMV’s business practices with their direct supervisor. However, if a Supervised Person is uncomfortable discussing an issue with their supervisor, or if they believe that an issue has not been appropriately addressed, they should bring the matter to the CCO’s or the President’s attention.

Reporting Violations

Improper actions by PMV or its Supervised Persons could have severe negative consequences for PMV, its Clients, and its Supervised Persons. Impropriety, or even the appearance of impropriety, could negatively impact all Supervised Persons, including people who had no involvement in the problematic activities.

Supervised Persons must promptly report any improper or suspicious activities, including any suspected violations of the Code of Ethics or the Federal or State Securities Laws to the CCO. Issues can be reported to the CCO in person, or by telephone, email, or written letter. Reports of potential issues may be made anonymously. Any reports of potential problems will be thoroughly investigated by the CCO, who will report directly to the President on the matter. Any problems identified during the review will be addressed in ways that reflect PMV’s fiduciary duty to its Clients.

A Supervised Person’s identification of a material compliance issue will be viewed favorably by the Company’s executives. Retaliation against any Supervised Person who reports a violation of the Code of Ethics in good faith is strictly prohibited and will be cause for corrective action, up to and including dismissal. If a Supervised Person believes that he or she has been retaliated against, he or she should notify the President directly.

Violations of the Code of Ethics, or the other policies and procedures set forth in the Manual, may warrant sanctions including, without limitation, requiring that personal trades be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, reporting to the Supervised Person’s supervisor, suspending personal trading rights, imposing a fine, suspending employment (with or without compensation), making a civil referral to the SEC or State, making a criminal referral, terminating employment for cause, and/or a combination of the foregoing. Violations may also subject a Supervised Person to civil, regulatory or criminal sanctions. No Supervised Person will determine whether he or she committed a violation of the Code of Ethics or impose any sanction against himself or herself. All sanctions and other actions taken will be in accordance with applicable employment laws and regulations.

For the avoidance of doubt, nothing in this Manual prohibits Supervised Persons from reporting potential violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the SEC, the State, or any agency’s inspector general, or from making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. Supervised Persons do not need prior authorization from their supervisor, the CCO, or any other person or entity affiliated with PMV to make any such reports or disclosures and do not need to notify PMV that they have made such reports or disclosures. Additionally, nothing in this Manual prohibits Supervised Persons from recovering an award pursuant to a whistleblower program of a government agency or entity.

Distribution of the Code and Acknowledgement of Receipt

PMV will distribute this Manual, which contains the Company’s Code of Ethics, to each Supervised Person upon the commencement of employment, annually, and upon any change to the Code of Ethics or any material change to another portion of the Manual.

All Supervised Persons must acknowledge that they have received, read, understood, and agree to comply with PMV’s policies and procedures described in this Manual, including this Code of Ethics. Each Supervised Person should complete the attached Compliance Manual Acknowledgement Form and submit the completed form to the CCO upon commencement of employment, annually, and following any material change to the Manual. The CCO may use the attached Code of Ethics Acknowledgement Log to track Supervised Persons’ Code of Ethics acknowledgements.

Conflicts of Interest

Conflicts of interest may exist between various individuals and entities, including PMV, Supervised Persons, and current or prospective Clients. Any failure to identify or properly address a conflict can have severe negative repercussions for PMV, its Supervised Persons, and/or Clients. In some cases, the improper handling of a conflict could result in litigation and/or disciplinary action.

PMV’s policies and procedures have been designed to identify and properly disclose, mitigate, and/or eliminate applicable conflicts of interest. However, written policies and procedures cannot address every potential conflict, so Supervised Persons must use good judgment in identifying and responding appropriately to actual or apparent conflicts. Conflicts of interest that involve PMV and/or its Supervised Persons on one hand, and Clients on the other hand, will generally be fully disclosed and/or resolved in a way that favors the interests of Clients over the interests of PMV and its Supervised Persons. If a Supervised Person believes that a conflict of interest has not been identified or appropriately addressed, that Supervised Person should promptly bring the issue to the CCO’s attention.

In some instances, conflicts of interest may arise between Clients. Responding appropriately to these types of conflicts can be challenging and may require robust disclosures if there is any appearance that one or more Clients have been unfairly disadvantaged. Supervised Persons should notify the CCO promptly if it appears that any actual or apparent conflict of interest between Clients has not been appropriately addressed.

It may sometimes be beneficial for PMV to be able to retroactively demonstrate that it carefully considered particular conflicts of interest. The CCO may use the attached Conflicts of Interest Log to document the Company’s assessment of, and response to, such conflicts.

Personal Securities Transactions

Supervised Person trades should be executed in a manner consistent with our fiduciary obligations to our Clients: trades should avoid actual improprieties, as well as the appearance of impropriety. Employee trades must not be timed to precede orders placed for any Client, nor should trading activity be so excessive as to conflict with the Supervised Person’s ability to fulfill daily job responsibilities.

Accounts Covered by the Policies and Procedures

PMV’s Personal Securities Transactions policies and procedures apply to all accounts holding any Securities over which Access Persons have any beneficial ownership interest, which typically includes accounts held by immediate family members sharing the same household, or non-Clients over which Access Persons exercise investment discretion. Immediate family members include children, step-children, grandchildren, parents, step-parents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships that meet the above criteria. For purposes of this Personal Securities Transactions section, the term “Access Person” includes: (1) any employee who has access to nonpublic information regarding any Client’s trading, who is involved in making securities recommendations to Clients, or who has access to nonpublic securities recommendations; (2) all of PMV’s directors, officers, and partners; (3) any other person so designated by the CCO by notice to such person; and (4) any consultant, intern, or independent contractor hired or engaged by PMV that has access to PMV’s nonpublic securities recommendations.

It may be possible for Access Persons to exclude accounts held personally or by immediate family members sharing the same household if the Access Person does not have any direct or indirect influence or control over the accounts, or if the Access Person can rebut the presumption of beneficial ownership over family members’ accounts. Access Persons should consult with the CCO before excluding any accounts held by immediate family members sharing the same household.

Reportable Securities

PMV requires Access Persons to provide periodic reports regarding transactions and holdings in all “Reportable Securities,” which include any Security, except:

•	Direct obligations of the Government of the United States;

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

•	Shares issued by money market funds;

•	Shares issued by open-end investment companies registered under the Investment Company Act of 1940, other than investment companies advised or underwritten by PMV or an affiliate;

•	Interests in 529 college savings plans; and

•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end investment companies registered under the Investment Company Act of 1940, none of which are advised or underwritten by PMV or an affiliate.

Exchange-traded funds, or ETFs and exchange traded notes, or ETNs, are somewhat similar to open-end registered investment companies. However, ETFs and ETNs are Reportable Securities and are subject to the reporting requirements contained in PMV’s Personal Securities Transactions policy.

Any Supervised Person who purchases or sells virtual currency or cryptocurrency coins or tokens that are being offered as part of an initial coin offering (“ICO”), should consult with the CCO as to whether such coins or tokens would be considered Securities for purposes of this policy. If the CCO determines, based on the structure of the ICO and relevant SEC guidance, that such coins or tokens should be considered Securities, the coins or tokens will be considered Reportable Securities for purposes of this policy. For the avoidance of doubt, virtual currency or cryptocurrency coins or tokens that were created outside the context of an ICO are not deemed Securities under this policy.

Pre-clearance Procedures

Access Persons must have written clearance for all transactions involving IPOs or Private Placements before completing the transactions. Additionally, the CCO, at his discretion, may require that an Access Person seek pre-clearance for all transactions either permanently or for a period of time. PMV may disapprove any proposed transaction, particularly if the transaction appears to pose a conflict of interest or otherwise appears improper. If clearance is granted for a specified period of time, the Supervised Person receiving the approval is responsible for ensuring that his or her trading is completed before the clearance’s expiration. Supervised Persons should be cautious when submitting good-until-cancelled orders to avoid inadvertent violations of PMV’s pre-clearance procedures.

Access Persons must use the attached Trade Pre-clearance Form to seek pre-clearance. All pre-clearance requests must be submitted to the CCO. The CCO will use the attached Trading Pre-clearance Request Log to track pre-clearance requests.

PMV’s management personnel will maintain a Watch List of Securities that PMV is actively evaluating for purchase or sale in Client accounts, or about which PMV might have received Material Nonpublic Information. The CCO will not pre-clear any personal transactions in Securities that are associated with any issuers on the Watch List.

Reporting

PMV must collect information regarding the personal trading activities and holdings of all Access Persons. Access Persons must submit quarterly reports regarding Securities transactions and newly opened accounts, as well as annual reports regarding holdings and existing accounts.

Quarterly Transaction Reports

Each quarter, Access Persons must report all Reportable Securities transactions in accounts in which they have a Beneficial Interest. Access Persons must also report any accounts opened during the quarter that hold any Securities (including Securities excluded from the definition of a Reportable Security). Reports regarding Securities transactions and newly opened accounts must be submitted to the CCO for each calendar quarter.

Access Persons may utilize the attached Quarterly Reporting Form to fulfill quarterly reporting obligations. Alternately, Access Persons may use the attached Letter to a Broker-Dealer to instruct the institution hosting their accounts to send the CCO duplicate account statements or Access Persons may provide copies of statements directly to the CCO. The CCO must receive all such statements for each calendar quarter. Any trades that did not occur through a broker-dealer, such as the purchase of a private fund, must be reported on the Quarterly Reporting Form.

If an Access Person did not have any transactions or account openings to report, this should be indicated on the Quarterly Reporting Form for each calendar quarter.

Initial and Quarterly Holdings Reports

Access Persons must periodically report the existence of any account that holds any Securities (including Securities excluded from the definition of a Reportable Security), as well as all Reportable Securities holdings. Reports regarding accounts and holdings must be submitted to the CCO for each quarter, and within 10 days of an individual first becoming an Access Persons. Initial and quarterly holdings reports should be submitted using the attached Quarterly Reporting Form.

Initial and quarterly reports must disclose the existence of all accounts that hold any Securities, even if none of those Securities fall within the definition of a “Reportable Security.”

In lieu of completing the Reportable Securities section of the Quarterly Reporting Form Access Persons may submit copies of account statements that contain all of the same information that would be required by the form and that are current as of the dates noted above. Any Reportable Securities not appearing on an attached account statement must be reported directly on the Reportable Securities section of the Quarterly Reporting Form.

If an Access Persons does not have any holdings and/or accounts to report, this should be indicated on the Quarterly Reporting Form within 10 days of becoming an Access Persons and for each calendar quarter.

Exceptions from Reporting Requirements

There are limited exceptions from certain reporting requirements. Specifically, an Access Persons is not required to submit:

•	Quarterly reports for any transactions effected pursuant to an Automatic Investment Plan; or

•	Any reports with respect to Securities held in accounts over which the Access Persons had no direct or indirect influence or control, such as an account managed by an investment adviser on a discretionary basis.

Any investment plans or accounts that may be eligible for either of these exceptions should be brought to the attention of the CCO who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception. In making this determination, the CCO may ask for supporting documentation, such as a copy of the Automatic Investment Plan, a copy of the discretionary account management agreement, and/or a written certification from the unaffiliated investment adviser, and may provide Access Persons with the exact wording and a clear definition of "no direct or indirect influence or control" that the adviser consistently applies to all Access Persons. On a sample basis, the CCO may request reports on holdings and/or transactions made in the trust or discretionary account to identify transactions that would have been prohibited pursuant to PMV's Code, absent reliance on the reporting exception. Access Persons who claim they have no direct or indirect influence or control over an account are also required to complete the attached Exempt Accounts Certification upon commencement of their employment and on an annual basis thereafter.

Reliance on this independent or separately managed account exception is conditioned on PMV’s receipt of the attached Exempt Accounts Certification and other satisfactory documentary evidence (e.g., copy of advisory agreement, certification from adviser, etc.) as directed by the CCO. Access Persons should consult with the CCO before excluding any accounts, especially those held by immediate family members sharing the same household.

Personal Trading and Holdings Reviews

PMV’s Personal Securities Transactions policies and procedures are designed to mitigate any potential material conflicts of interest associated with Access Persons’ personal trading activities. Accordingly, the CCO will closely monitor Access Persons’ investment patterns to detect the following potentially abusive behavior:

•	Frequent and/or short-term trades in any Security, with particular attention paid to potential market-timing of mutual funds;

•	Personal trading in Securities traded in PMV models but not according to one of PMV’s models;

•	Trading opposite of Client trades;

•	Trading ahead of Clients; and

•	Trading that appears to be based on Material Nonpublic Information.

The CCO will review all reports submitted pursuant to the Personal Securities Transactions policies and procedures for potentially abusive behavior and will compare Access Person trading with Clients’ trades as necessary. Upon review, the CCO will provide a written description of any issues noted. Any personal trading that appears abusive may result in further inquiry by the CCO and/or sanctions, up to and including dismissal.

The President will monitor the CCO’s personal Securities transactions for compliance with the Personal Securities Transactions policies and procedures.

Protecting the Confidentiality of Client Information

Confidential Client Information

In the course of investment advisory activities of PMV, the Company gains access to nonpublic information about its clients. Such information may include a person's status as a client, personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by PMV to clients, and data or analyses derived from such non-public personal information (collectively referred to as 'Confidential Client Information'). All Confidential Client Information, whether relating to PMV's current or former clients, is subject to the Code's policies and procedures. Any doubts about the confidentiality of information must be resolved in favor of confidentiality.

Non-Disclosure of Confidential Client Information

All information regarding PMV's clients is confidential. Information may only be disclosed when the disclosure is consistent with the Firm's policy and the client's direction. PMV does not share Confidential Client Information with any third parties, except in the following circumstances, and as established on the Firm’s privacy notice:

•	as necessary to provide service(s) that the client requested or authorized, or to maintain and service the client's account. PMV shall seek to ensure that any financial intermediary, agent or other service provider utilized by PMV (such as broker-dealers or sub- advisers) comply with substantially similar standards for non-disclosure and protection of Confidential Client Information and use the information provided by PMV only for the performance of the specific service requested by PMV;

•	as required by regulatory authorities or law enforcement officials who have jurisdiction over PMV, or as otherwise required by any applicable law. In the event PMV is compelled to disclose Confidential Client Information, the Firm shall provide prompt notice to the clients affected, so that the clients may seek a protective order or other appropriate remedy. If no protective order or other appropriate remedy is obtained, PMV shall disclose only such information, and only in such detail, as is legally required; and

•	to the extent reasonably necessary to prevent fraud, unauthorized transactions or liability. Employee Responsibilities

All supervised persons are prohibited, either during or after the termination of their employment with PMV, from disclosing Confidential Client Information to any person or entity outside the Company, including family members, except under the circumstances described above. A supervised person is permitted to disclose Confidential Client Information only to such other supervised persons who need to have access to such information to deliver PMV's services to the client.

Supervised persons are also prohibited from making unauthorized copies of any documents or files containing Confidential Client Information and, upon termination of their employment with PMV, must return all such documents to PMV.

Any supervised person who violates the non-disclosure policy described above shall be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information.

Security of Confidential Personal Information

PMV enforces the following policies and procedures to protect the security of Confidential Client Information:

•	the Company restricts access to Confidential Client Information to those supervised persons who need to know such information to provide PMV's services to clients;

•	any supervised person who is authorized to have access to Confidential Client Information in connection with the performance of such person's duties and responsibilities is required to keep such information in a secure compartment, file or receptacle on a daily basis as of the close of each business day;

•	all electronic or computer files containing any Confidential Client Information shall be password secured and firewall protected from access by unauthorized persons; and

•	any conversations involving Confidential Client Information, if appropriate at all, must be conducted by supervised persons in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.

Privacy Policy

As a registered investment adviser, PMV and all supervised persons, must comply with SEC Regulation SP, which requires investment advisers to adopt policies and procedures to protect the “nonpublic personal information” of natural person clients. “Nonpublic information,” under Regulation S-P, includes personally identifiable financial information and any list, description, or grouping that is derived from personally identifiable financial information. Personally identifiable financial information is defined to include information supplied by individual clients, information resulting from transactions, any information obtained in providing products or services. Pursuant to Regulation S-P, PMV has adopted policies and procedures to safeguard the information of natural person clients.

Furthermore, and pursuant to the SEC's adoption of Regulation S-ID: Identity Theft Red Flag Rules, all “financial institute”' and “creditors” (as those terms are defined under the Fair Credit Reporting Act (FCRA)) must develop and implement a written identity theft prevention program designed to detect, prevent, and mitigate identity theft in connection with certain existing accounts or the opening of new accounts ("covered accounts"). PMV has conducted an initial assessment of its obligations under Regulation S-ID and to the extent such rules are applicable, has incorporated appropriate policies and procedures in compliance with the Red Flags regulations.

Enforcement and Review of Confidentiality and Privacy Policies

The Chief Compliance Officer is responsible for reviewing, maintaining, and enforcing PMV's confidentiality and privacy policies and is also responsible for conducting appropriate employee training, as necessary, to ensure adherence to these policies. Any exception to this policy requires the written approval of Chief Compliance Officer.

Disclosure of the Code of Ethics

PMV will describe its Code of Ethics in Part 2 of Form ADV and, upon request, furnish Clients with a copy of the Code of Ethics. All Client requests for PMV’s Code of Ethics should be directed to the CCO.